Exhibit 99.1

Intuitive Machines Announces Key Leadership Appointments

Houston, TX – September 9, 2024 – Intuitive Machines, Inc. (Nasdaq: LUNR, LUNRW) (“Intuitive Machines”) (“Company”), a leading space exploration, infrastructure, and services company, announced that effective September 16, 2024, Pete McGrath will transition from his current role of Senior Vice President, Chief Operating Officer into the role of Senior Vice President and Chief Financial Officer. Steven Vontur will transition from serving as our Interim Chief Financial Officer to Chief Accounting Officer and Controller, and Jack Fischer will transition to Senior Vice President, Production and Operations.

“As we continue to enjoy exponential growth, Intuitive Machines is promoting talent from within the organization to ensure we remain focused on executing our strategy and scale seamlessly. I am excited to announce the leadership transitions for these exceptional leaders, each of whom brings deep experience to the Company,” said Steve Altemus, Intuitive Machines President and CEO. “They have played and will continue to play a crucial role in driving the execution of the Company’s long-term strategic vision and growth. I am also grateful to Mr. Vontur for stepping in as Interim CFO and delighted to announce his new role as Chief Accounting Officer and Controller.”

Mr. McGrath joined the Company in 2020 and is an accomplished executive with a background in finance and more than 35 years in the aerospace and defense industry. In his new role as Senior Vice President and Chief Financial Officer, Mr. McGrath will continue to focus on executing the long-term vision and strategy of the Company as he leads the finance organization. While at Intuitive Machines, he has held the roles of Chief Operating Officer and Vice President, Business Development, demonstrating exceptional leadership and domain expertise in each role. Mr. McGrath holds an MBA from the University of Southern California - Marshall School of Business, an MS in Aerospace Engineering from California State University Long Beach, and a BS in Aerospace Engineering from the University of Southern California. Prior to joining Intuitive Machines in August 2020, Mr. McGrath worked at Boeing as the Director of the Global Sales and Marketing organization in the Space Exploration Business Unit, responsible for shaping, extending, and capturing business in support of NASA and commercial space exploration missions.

Mr. Vontur joined the Company in 2022 as our Controller and has played a key role in taking the Company public and building out the Accounting and Finance team. As the Chief Accounting Officer and Controller, Mr. Vontur will remain responsible for ensuring the overall integrity and efficiency of the accounting, reporting, and financial control functions and will be responsible for the tax affairs. Prior to joining Intuitive Machines, Mr. Vontur worked at several private companies in various capacities, providing public company readiness and other accounting services from September 2020 to June 2022. He spent the majority of his career at KBR, Inc. from December 2004 to August 2022, serving in multiple positions of increasing responsibility, ranging from Business Unit Controller to Director of SEC Reporting, Consolidations, and Financial Controls. Steven began his career in public accounting from 1993 to 2004, primarily in the audit practice of Ernst & Young LLP. He holds a bachelor’s degree in business administration (accounting) from Texas A&M University and is a Certified Public Accountant in the state of Texas.

Mr. Fischer joined Intuitive Machines in 2021. In his new role as Senior Vice President, Production and Operations, he will be responsible for assembling and galvanizing a team of experts to meet the ever-increasing demands of providing space infrastructure and services. Recently named to the Texas Space Commission, Col (ret) Jack “2fish” Fischer is a senior space ops leader, combat fighter pilot, astronaut, and flight test expert with 27 years of experience across the spectrum of operational levels. He is a distinguished graduate of the U.S. Air Force Academy and a Massachusetts Institute of Technology Draper Fellow with bachelor’s and master’s degrees in astronautics. He is also a command pilot astronaut with over 3,000 hours in over 40 aircraft and an Associate Fellow in the Society of Experimental Test Pilots. He has spent 136 days in space, and completed two spacewalks.

“Our leadership team is best-in-class, and these adjustments to the team will ensure we continue to rise to the challenges of expanding the company's footprint in space, whether it is in the development of flight systems, the deployment, and operation of our space and ground networks, or the autonomous operations of our infrastructure in and around the Moon,” Altemus said.

About Intuitive Machines

Intuitive Machines is a diversified space exploration, infrastructure, and services company focused on beginning a new economy in cislunar space. In 2024, Intuitive Machines became the first commercial company to land and operate on the lunar surface, which validated the Company’s ability to provide the three service pillars required to commercialize a celestial body: delivery, data & analysis, and autonomous operations in space. The Company empowers its customers to achieve their ambitious visions and commercial goals in space through seamless collaboration with its robust service pillars.

Contacts
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investors@intuitivemachines.com
For media inquiries:
press@intuitivemachines.com